© Health Catalyst. Confidential and Proprietary. Preliminary 2023 Financial Updates & Forward-Looking Commentary 1 • Preliminary Q4 2023 Total Revenue results above guidance midpoint (range of $70.1M to $75.1M) • Preliminary Q4 2023 Adjusted EBITDA results at or above guidance midpoint (range of $0.3M to $2.3M) • Preliminary FY 2023 Total Revenue results above guidance midpoint (range of $291.0M to $296.0M) • Preliminary FY 2023 Adjusted EBITDA results at or above guidance midpoint (range of $10.0M to $12.0M) Preliminary Q4 & FY 2023 Revenue and Adjusted EBITDA 2023 Bookings Performance Forward-Looking Commentary • We anticipate Net New DOS Subscription Client performance for 2023 will be in line with our expectations (both in number of net additions and in average ARR per net new client), with continued encouraging 2024 pipeline. • We anticipate 2023 Dollar-Based Retention Rate will be approximately 100%, below our forecasted range of 102% - 110%, primarily due to a timing delay with a few larger Tech-Enabled Managed Services (TEMS) expansion opportunities. We anticipate we will sign these expansion opportunities, but as we have shared previously, precisely predicting the timing on these larger deals can be challenging. • We will provide 2024 revenue and Adjusted EBITDA guidance, along with our 2024 bookings expectations, on our upcoming Q4 2023 earnings call, consistent with our typical disclosure timeline. • As we continue to drive growth, we anticipate improvement in 2024 Net New DOS Subscription Client bookings and Dollar-Based Retention Rate metrics relative to 2023, supported by continued improvement in the operating environment of our end market. • Based on continued profitability progress, we now anticipate 2024 Adjusted EBITDA of approximately $25 million, and a 2025 Adjusted EBITDA margin target of 10% or greater.